 EXHIBIT 99.2

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenues:
Product sales	$2,443	$1,810	$4,773	$3,454
Royalties	484	316	903	602
Contract revenue	77	73	171	129
Total operating revenues	3,004	2,199	5,847	4,185

Costs and expenses:
Cost of sales (includes employee stock-based compensation expense: three months–2007–$16; 2006–$0; six months–2007–$33; 2006–$0)	429	284	821	546
Research and development (includes employee stock-based compensation expense: three months–2007–$39; 2006–$34; six months–2007–$77; 2006–$67)	603	390	1,213	764
Marketing, general and administrative (includes employee stock-based compensation expense: three months–2007–$47; 2006–$41; six months–2007–$93; 2006–$82)	532	471	1,023	912
Collaboration profit sharing	277	259	529	485
Recurring charges related to redemption	26	26	52	52
Special items: litigation-related	13	14	26	27
Total costs and expenses	1,880	1,444	3,664	2,786

Operating income	1,124	755	2,183	1,399

Other income (expense):
Interest and other income, net(1)	75	121	149	174
Interest expense	(17)	(18)	(35)	(37)
Total other income, net	58	103	114	137

Income before taxes	1,182	858	2,297	1,536
Income tax provision	435	327	844	584
Net income	$747	$531	$1,453	$952

Earnings per share:
Basic	$0.71	$0.50	$1.38	$0.90
Diluted	$0.70	$0.49	$1.36	$0.89

Weighted average shares used to compute earnings per share:
Basic	1,053	1,053	1,053	1,054
Diluted	1,070	1,073	1,071	1,074
________________________
(1)
"Interest and other income, net" includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology equity securities.  For further detail, refer to our web site at www.gene.com.

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	June 30, 2007	December 31, 2006
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$3,195	$2,493
Accounts receivable – product sales, net	1,067	965
Accounts receivable – royalties, net	514	453
Accounts receivable – other, net	178	248
Inventories	1,365	1,178
Long-term marketable debt and equity securities	1,883	1,832
Property, plant and equipment, net	4,563	4,173
Goodwill	1,315	1,315
Other intangible assets	427	476
Other long-term assets	1,472	1,342
Total assets	16,359	14,842
Total current liabilities(1)	1,989	2,010
Long-term debt(2)	2,307	2,204
Total liabilities	5,508	5,364
Total stockholders’ equity	10,851	9,478

	Six Months Ended June 30,
	2007	2006
Selected consolidated cash flow data:
Capital expenditures(2)	$475	$538

Total depreciation and amortization expense	215	199
________________________
(1)	Certain reclassifications have been made at December 31, 2006 to conform to the June 30, 2007 presentation.
(2)
Capital expenditures exclude approximately $101 million at June 30, 2007 and $61 million at June 30, 2006 in capitalized costs related to our accounting for construction projects for which we are considered to be the owner during the construction period.  We have recognized related amounts as a construction financing obligation in long-term debt.  The balances in long-term debt related to the construction financing obligation are $322 million at June 30, 2007 and $216 million at December 31, 2006.